Exhibit 99.2

Kahala Ireland Opco Limited

Consolidated Financial Statements

As of December 31, 2015 and for the year then ended

Kahala Ireland Opco Limited

CONTENTS

Page
Financial Statements

Independent Auditors' Report	1 - 2

Consolidated Balance Sheet as of December 31, 2015	3 - 4

Consolidated Statement of Operations for the year ended December 31, 2015	5

Consolidated Statement of Changes in Members' Deficit for the year ended December 31, 2015	6

Consolidated Statement of Cash Flows for the year ended December 31, 2015	7 - 8

Notes to Consolidated Financial Statements	9 - 34

Independent Auditors' Report

The Board of Directors

Kahala Ireland OpCo Limited:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Kahala Ireland OpCo Limited and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of operations, changes in members deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

1

Independent Auditors' Report

Opinion

In our opinion, the 2015 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kahala Ireland OpCo Limited and its subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Other Matter

The accompanying consolidated balance sheet of Kahala Ireland OpCo Limited as of December 31, 2014, and the related statements of income and cash flows for the year then ended were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

KPMG

Dublin, Ireland

March 9, 2016

2

Kahala Ireland Opco Limited

Consolidated Balance Sheet

As At December 31, 2015

(stated in US Dollars)

	Note	2015 US$	2014 US$ (Unaudited)
Assets
Current assets
Cash and cash equivalents	3	17,851,234	1,671,573
Other receivables		2,175,907	1,169,263
Due from related parties	18	740,433	313,417
Prepayments		104,573	-
		20,872,147	3,154,253
Non-current assets
Property and equipment, net (including US$100 million as of December 31, 2015 and US$ nil as of December 31, 2014 representing collateral of VIE entities)	6	182,483,200	57,828,046
Interest in Aircraft, net (including US$247 million as of December 31, 2015 and US$ nil as of December 31, 2014 representing collateral of VIE entities)	7	247,028,422	-
Restricted cash (including US$29 million as of December 31, 2015 and US$ nil as of December 31, 2014 representing collateral of VIE entities)	4	28,941,513	-
Loans to related parties	18	1,000,000	1,000,000
Deferred financing costs, net		709,873	-
Lessor contributions	5	7,561,532	7,074,992
		467,724,540	65,903,038
Total assets		488,596,687	69,057,291
Liabilities and Members' Equity
Current liabilities
Other liabilities	10	1,450,752	849,340
Accrued interest	9	15,803,583	1,701,749
Due to related parties	18	477,895	951,561
Deferred revenue		2,359,627	413,931
		20,091,857	3,916,581
Non-current liabilities
Lease security deposits		5,058,000	2,345,000
Aircraft maintenance reserve		62,992,355	15,308,009
Loans from BDCA – related party	9,18	153,923,818	44,948,818
Loans from KLS – related party	9,18	4,556,272	2,931,272
Lease intangible liabilities, net	8	5,232,122	-
Long-term debt (including debt financing of VIE’s of US$240 million as of December 31, 2015 and US$nil as of December 31, 2014 that do not have recourse of the general credit of the Company)	9	239,540,512	-
		471,303,079	65,533,099
Total liabilities		491,394,936	69,449,680

3

Kahala Ireland Opco Limited

Consolidated Balance Sheet

As At December 31, 2015

(stated in US Dollars)

	Note	2015 US$	2014 US$ (Unaudited)
Commitments and contingencies	19	-	-

Members' equity
Share capital
Common shares Eur1 par value
Authorised: 1,000,000 shares
Issued and outstanding: 100 shares	16	137	137
Accumulated deficit		(2,798,386)	(392,526)
Total members' deficit		(2,798,249)	(392,389)
Total liabilities and members' equity		488,596,687	69,057,291

4

Kahala Ireland Opco Limited

Consolidated Statement of Operations

For the year ended December 31, 2015

(stated in US Dollars)

	Note	2015 US$	2014 US$ (Unaudited)
Revenues
Lease rental income	12	11,767,666	2,087,650
Net return on Interest in Aircraft		9,726,215	-
Maintenance reserve income		3,650,819	344,880
Interest income	18	154,797	105,166
Other income		12,648	1,580
Total revenues		25,312,145	2,539,276
Expenses
Interest expense
Loans from third parties	9	4,428,010	-
Loans from BDCA – related party	9, 18	13,499,616	1,613,068
Loans from KLS – related party	9, 18	172,174	88,681
Depreciation and amortization	6,7,8	5,132,928	679,375
Selling, general and administrative expenses (including US$1 million as of December 31, 2015 and US$0.2 million as of December 31, 2014 which is related party)	13, 18	4,485,277	550,678
Total expenses		27,718,005	2,931,802
Net loss before taxes		(2,405,860)	(392,526)
Income taxes	17	-	-
Net loss after taxes and total comprehensive loss		(2,405,860)	(392,526)

5

Kahala Ireland Opco Limited

Consolidated Statement of Changes in Members' Deficit

For the year ended December 31, 2015

(stated in US Dollars)

	Share Capital Number of shares	Share Capital Par value US$	Accumulated Deficit US$	Total US$

2014 (Unaudited)
Balance at 9 April 2014	-	-	-	-
Shares issued during the period	100	137	-	137
Net loss and total comprehensive income for the period	-	-	(392,526)	(392,526)
Balance at December 31, 2014 (Unaudited)	100	137	(392,526)	(392,389)

2015
Balance at January 1, 2015	100	137	(392,526)	(392,389)
Net loss and total comprehensive income for the year	-	-	(2,405,860)	(2,405,860)
Balance at December 31, 2015	100	137	(2,798,386)	(2,798,249)

6

Kahala Ireland Opco Limited

Consolidated Statement of Cash Flows

For the year ended December 31, 2015

(stated in US Dollars)

	2015 US$	2014 US$ (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the year/period	(2,405,860)	(392,526)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation and amortization	5,132,928	679,375
Amortization of Interest in Aircraft	23,002,633	-
Amortization of deferred financing costs and discounts	12,336	-
Changes in operating assets and liabilities:
Lessor contributions	(486,540)	(7,074,992)
Other receivables	(1,234,018)	(1,169,126)
Prepayments	(104,573)	-
Due from related parties	(427,016)	(313,417)
Other liabilities	601,412	849,340
Accrued interest	14,101,834	1,701,749
Due to related parties	(473,666)	951,561
Deferred revenue	1,945,696	413,931
Net cash provided by/(used in) operating activities	39,665,166	(4,354,105)
Cash flows from investing activities
Payments for purchase of aircraft	(28,764,493)	(58,507,421)
Interest in aircraft	(365,822,522)	-
Loans advanced to related party	-	(1,000,000)
Net cash used in investing activities	(394,587,015)	(59,507,421)
Cash flows from financing activities
Increase in restricted cash	(28,941,513)	-
Deferred financing costs	(494,835)	-
Receipts of maintenance reserve	48,939,359	15,652,889
Repayments of maintenance reserve	(1,255,013)	(344,880)
Receipts of lease security deposits	2,713,000	2,345,000
Proceeds from debt financing	260,750,000	-
Proceeds from BDCA loans – related party	108,975,000	44,948,818
Proceeds from KLS loans – related party	1,625,000	2,931,272
Repayment of debt financing	(21,209,488)	-

7

Kahala Ireland Opco Limited

Consolidated Statement of Cash Flows (continued)

For the year ended December 31, 2015

(stated in US Dollars)

	2015 US$	2014 US$ (Unaudited)
Net cash provided by financing activities	371,101,510	65,533,099
Increase in cash and cash equivalents	16,179,661	1,671,573
Cash and cash equivalents at beginning of year/period	1,671,573	-
Cash and cash equivalents at end of year/period	17,851,234	1,671,573

Supplemental disclosures of non-cash investing and financing activities:
Transfer of Interest in Aircraft to Aircraft	101,011,236	-
Transfer of Interest in Aircraft to Intangibles	(5,219,769)	-

8

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements

For the year ended December 31, 2015

(stated in US Dollars)

1.	Organization

Kahala Ireland OpCo Limited (the “Company”) was incorporated in Ireland on 9 April 2014 with a company registration number 542343. The Company is a special purpose company with limited liability having its registered office at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. The Company is a wholly owned subsidiary of Kahala Luxco S.A.R.L (“KLS”) which is ultimately owned by Kahala Aviation Holdings, LLC (“KAH”), the ultimate parent. KAH is 89.5% owned by Business Development Corporation of America (“BDCA”) and 10.5% owned by Kahala Aviation Group Ltd.

The Group refers to the Company and its consolidated subsidiaries, Kahala Ireland Investments Designated Activity Company and Diamond Head Aviation 2015 Limited.

The principal activity of the Group is the financing, purchasing and leasing of aircraft.

The Group is managed by Kahala Aviation Group Ltd (the "Manager" or “KAGL”), a company organised under the laws of the Cayman Islands. The Manager assumed the managing responsibilities of the previous manager, Kahala Aviation Leasing Ltd on October 6, 2014. Additionally, certain corporate administration services have been outsourced to Maples Fiduciary Services (Ireland) Limited and PAFS Ireland Limited.

The Group does not have employees during the year ended December 31, 2015 (2014: none).

In 2014, the Group acquired five aircraft, placed on lease to various airlines worldwide. These aircraft are held in Irish incorporated trust structures.

One aircraft (MSN 25372) was 15% funded by Ridgeline Holdings LLC, a third party. The contribution is profit participating and does not bear interest at a fixed rate.

In 2015, the Group acquired four aircraft held in trust structures. Three were placed on lease to lessees worldwide. The remaining aircraft is undergoing conversion to freighter aircraft and is expected to be placed on lease in 2016.

On 2 July 2015, the Company acquired the shares of Kahala Ireland Investments Designated Activity Company (“KII”), a company registered in Ireland with company registration number 564256. Its registered office is Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. KII’s principal activity is to carry on the business of a holding company.

On 30 July 2015, KII purchased the entire E-notes issued by Diamond Head Aviation 2015 Limited (“Diamond Head”), an exempted company incorporated with limited liability under the laws of Cayman Islands and resident in Ireland for Irish tax purposes. This transaction was funded by a series of intercompany loans ultimately funded by a fixed rate loan from BDCA, the ultimate shareholder of the KAH group.

Diamond Head purchased a portfolio of 30 aircraft funded from the proceeds of the Class A, Class B and Class E notes it issued. The returns generated from the leasing of the aircraft and their ultimate disposition are used to service, in the first instance the interest and principal on the A and B Notes among other items. Only when all required payments have been discharged under the priority of payments are the Class E Note holders entitled to all remaining amounts as to settle any accrued and unpaid interest and principal on the E Notes.

The Group considered the requirements under ASC 810-10 Consolidation in determining the treatment of Diamond Head as a Variable Interest Entity (“VIE”). Under the VIE model, the party that has the power to direct the entity’s most significant economic activities and has ability to participate in the entity’s economic benefits is deemed the primary beneficiary and consolidates the entity.

9

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

1.	Organization (continued)

Management has concluded KII through its ownership of the entire E notes of Diamond Head is entitled to the distribution of economic benefits generated by Diamond Head that is not proportionate to its equity ownership and voting rights. The key decisions affecting the economic activities of Diamond Head are reserved for the Board of Directors, the majority of which are appointed by KII, therefore substantially all of the Diamond Head’s activities are conducted on behalf of KII. KII has the right to the full economic benefits of all net returns (i.e. those after all the obligations of Diamond Head have been met) generated by Diamond Head and through its ownership of the E notes will bear the majority of Diamond Head’s expected losses. On this basis, Diamond Head is deemed a VIE and is consolidated in the Group.

2.	Summary of Significant Accounting Policies

The Group’s principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied, unless otherwise stated.

Basis of preparation

These consolidated financial statements have been prepared on a going concern basis in accordance with the accounting policies set out below and in conformity with accounting policies generally accepted in the United States of America ("US GAAP").

Basis of consolidation

The consolidated financial statements include the results of the Company and its subsidiaries, KII and Diamond Head. All significant intercompany profits, transactions and account balances have been eliminated. The results of subsidiary undertakings added in the year are included in the consolidated statement of operations.

The Company consolidates all companies in which the Company has direct or indirect legal or effective control and all variable interest entities (“VIE”) for which the Company is deemed the primary beneficiary and has control under Accounting Standards Codification (“ASC”) 810. All intercompany balances and transactions with consolidated subsidiaries have been eliminated. The results of consolidated entities are included from the effective date of control or, in the case of variable interest entities, from the date that the Company is or becomes the primary beneficiary. The results of subsidiaries sold or otherwise deconsolidated are excluded from the date that the Company ceases to control the subsidiary or, in the case of variable interest entities, when the Company ceases to be the primary beneficiary.

Variable interest entities

The Company consolidates financial statements of all entities in which the Company has a controlling financial interest including the accounts of any variable interest entity (VIE) in which the Company has a controlling interest and for which the Company is the primary beneficiary.

The Company uses judgment when deciding (a) whether an entity is subject to consolidation as a VIE, (b) who the variable interest holders are, (c) the potential expected losses and residual returns of the variable interest holders, and (d) which variable interest holder is the primary beneficiary.

10

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Variable interest entities (continued)

When determining which enterprise is the primary beneficiary, we consider (1) the entity’s purpose and design, (2) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (3) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.

When certain events occur, we reconsider whether we are the primary beneficiary of VIEs.

Use of estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the year reported. Significant items subject to such estimates include those related to useful lives and residual values of property and equipment, interest in aircraft and recoverability of deferred tax assets. While the Group believes the estimates and related assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Functional currency

The consolidated financial statements are presented in United States Dollars ("US$"), which is the Company’s functional currency and that of each of its subsidiaries. Zero balances are represented with a “-”. Management believe that US$ most faithfully represents the economic effects of the underlying transactions, events and conditions.

Transactions in foreign currencies are translated to US$ at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into US$ at the rates of exchange prevailing at the balance sheet date with differences arising recognized as profit or loss in the consolidated income statement.

Cash and cash equivalents

Cash and cash equivalents include cash and all highly liquid investments with initial maturities of three months or less.

Restricted cash

Restricted cash represents cash held by the Group but which is ring-fenced or used as security for specific financing arrangements, and to which the Group does not have unfettered access.

Loans and receivables

Loans and receivables are stated at amortized cost based on the Group's ability and intent to hold such loans and receivables to maturity and are stated net of allowances for uncollectible accounts, if any. Amortized cost represents acquisition cost, plus or minus origination and commitment costs paid or fees received, which together with acquisition premiums or discounts, are deferred and amortized as yield adjustments over the life of the loans and receivables. Allowances for uncollectible balances are provided when it is probable counterparties will be unable to pay all amounts due based on the contractual terms. Loans and receivables are generally written off against allowances after all reasonable collection efforts are exhausted.

11

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in determining fair value are characterized according to a hierarchy that prioritizes those inputs

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2 -The fair values determined through Level 2 of the fair value hierarchy are derived principally from or corroborated by observable market data. Inputs include quoted prices for similar assets, liabilities (risk adjusted) and market corroborated inputs, such as market comparable, interest rates, yield curves and other items that allow value to be determined.

Level 3 - The fair values pertaining to Level 3 of the fair value hierarchy are derived principally from unobservable inputs from our own assumptions about market risk developed based on the best information available, subject to cost benefit analysis, and may include our own data.

Property and equipment, net

Property and equipment, representing purchased aircraft, is stated at cost less accumulated depreciation and provisions for impairment, if any. Property and equipment is depreciated using the straight-line method over their estimated useful lives. Residual values are determined based on historical trends, independent current and future forecast valuations and management's own experience and judgment.

Property and equipment are reviewed for impairment annually whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including quoted market values, and third-party independent appraisals, as considered necessary.

No events or changes in circumstances have occurred that indicate the carrying amount of an aircraft may not be recoverable. Accordingly, no impairment charges have been incurred as of December 31, 2015 (2014: nil).

Interest in Aircraft, net

The Group recognises an Interest in Aircraft where a beneficial interest in an aircraft is obtained prior to transfer of legal ownership. On transfer of ownership to the Group, Interests in Aircraft are reclassified as Aircraft. Interests in Aircraft are recorded at cost less amortisation and provision for impairment, where necessary.

The net return on the Interest in Aircraft represents (i) the rental income due to the Group and (ii) an amortisation of the Interest in Aircraft to reflect an allocation of the cost of that asset on a basis consistent with the depreciation profile for each of Aircraft had they been acquired on the respective purchase agreement dates.

12

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Lease intangible assets/liabilities

Lease intangible assets/liabilities represent the value of an acquired non short term lease where the contractual rent payments are above/below the market lease rate at the date of acquisition. This asset is recognized at cost based on discounted cash flows and is amortized on a straight-line basis over the remaining term of the related lease and recorded as a reduction in lease rental income.

Maintenance intangible assets/liabilities

Maintenance intangible assets/liabilities represent the value in the difference between the contractual right under the acquired non short term leases to receive the aircraft in a specified maintenance condition at the end of the lease and the actual physical condition of the aircraft at the date of acquisition. The amortization for maintenance intangible commences when the Group has reliable information about maintenance advances received under the same lease that are not expected to be reimbursed to customers or at the end of the lease. Maintenance intangible asset amortization is recorded as a component of depreciation and amortization.

Long-term debt

Debt represents loans payable to BDCA, KLS and Class A and B notes issued by Diamond Head and is classified as debt in accordance with ASC 470, 'Debt'. Loans payable are measured at amortized cost. Direct and incremental costs of the issuance of debt are capitalized and reported as a contra to debt. These costs are amortized over the life of the related debt using the effective interest rate method.

Interest income and expense

Interest income is recognized in the Consolidated Statement of Operations as it is accrues. Interest expense incurred in connection with long-term debt is expensed as it accrues as part of interest expense. All other operating costs are accounted for on an accruals basis.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not "more likely than not" that some portion or all of the deferred tax assets will be realized. Deferred tax liabilities for accelerated depreciation of aircraft are substantially offset by deferred tax assets for loss carryforwards and accrued interest. Losses are available indefinitely. There are no unrecognized tax benefits for uncertain tax positions.

Revenue recognition

The Group leases aircraft under operating leases and records rental income on a straight-line basis over the term of the lease. Rentals received but unearned under the lease agreements is recorded in "Deferred revenue" on the Group's consolidated balance sheet until earned. The difference between the rental income recorded and the cash received under the provisions of the lease is included in "Accounts receivable". An allowance for doubtful accounts will be recognized for past-due rentals based on management's assessment of collectability.

13

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Revenue recognition (continued)

Past due rentals are recognized on the basis of the Group's assessment of collectability. No revenues are recognized, and no receivable is recorded from a lease when collectability is not reasonably assured. Estimating whether collectability is reasonably assured requires some level of subjectivity and judgment. When collectability of rental payments is not certain, revenue is recognized when cash payments are received. Collectability is evaluated based on factors such as the lessee's credit rating, payment performance, financial condition and requests for modifications of lease terms and conditions as well as security received from the lessee.

Security deposits

Security deposits on leased aircraft are generally paid by the lessee on the execution of the lease and are non-refundable during the term of the lease. The amounts are held as a security for the timely and faithful performance by the lessee of its obligations during the lease and are included on the balance sheet. The deposit may be applied against amounts owing from the lessee or returned to the lessee on the termination of the lease.

Lessor contributions

In certain lease agreements the Group makes contributions towards maintenance expenses, which represents a lease incentive. At lease commencement, the Group models expected maintenance to be incurred in the course of the lease. For all expected maintenance obligations that cover the period before the lease commencement, the payment obligation is set up as a Lessor Contribution asset with a corresponding liability in maintenance reserves. The lessor contribution is amortized on a straight line basis over the term of the lease and is included as a reduction to lease revenue.

Maintenance reserves

The aircraft lease agreements typically contain provisions which require the lessee to make additional contingent rental payments based on either the usage of the aircraft, measured on the basis of hours or cycles flown per month (a cycle is one take off and landing), or calendar based time. These payments represent contributions to the cost of major future maintenance events associated with the aircraft and typically cover major airframe structural checks, engine overhauls, the replacement of limited life parts contained in each engine, landing gear overhauls or the auxiliary power unit. These maintenance reserves are generally collected monthly based on reports of usage by the lessee or collected as fixed monthly rates.

In accordance with the lease agreements, maintenance reserves are subject to reimbursement to the lessee upon the occurrence of a qualifying event. The reimbursable amount is capped at the amount of maintenance reserves received by the Group, net of previous reimbursements. All amounts of maintenance reserves unclaimed by the lessee at the end of the lease term are retained by the Group, and included as contingent income within revenue. There are no provisions in our leases for the repayment of unused reserves at lease end.

Any maintenance reserve receipts that are not expected to be reimbursed to the lessee in the course of the lease either on the basis of the terms of the lease, the timing and cost of the maintenance event or where the maintenance event has been carried and no further expectation of outflows exist, the maintenance receipts are recognized as Contingent income as part of Revenue in the Consolidated Statement of Operations.

14

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)

Segment information

The Group manages its business, analyses and reports its results of operations on the basis of one operating segment - leasing and selling of commercial aircraft. Management uses one measure of profitability and does not segment its business for internal reporting.

Recent accounting pronouncements

ASU 2015-02, Consolidation (Topic 810) - Amendments to the Consolidation Analysis

In February 2015, the FASB issued ASU 2015-02, which changes the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a variable interest entity (VIE), and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. It also eliminates the VIE consolidation model based on majority exposure to variability that applied to certain investment companies and similar entities. The new guidance excludes money market funds that are required to comply with Rule 2a-7 of the Investment Company Act of 1940 and similar entities from the U.S. GAAP consolidation requirements.

ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date

FASB ASU 2015-14 amends the effective dates of ASU 2014-09, Revenue from Contracts with Customers. The requirements are effective for annual periods and interim periods within fiscal years beginning after December 15, 2017, for public business entities, certain employee benefit plans, and certain not-for-profit entities applying U.S. GAAP. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes

In November 2015, the FASB issued ASU 2015-17, which requires entities with a classified balance sheet to present all deferred tax assets and liabilities as noncurrent. The ASU is effective for public business entities for interim and annual periods in fiscal years beginning after December 15, 2016. The Company plans to adopt ASU 2015-17 for its annual period beginning on 1 January 2016. The amendment will be applied prospectively.

ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs and ASU 2015-15, Interest - Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest. The standard will require debt issuance costs to be presented in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will be reported as interest expense. Entities will be required to apply the new guidance retrospectively to all prior periods presented. ASU 2015-03 will be effective for annual periods beginning after December 15, 2015, and interim periods within those fiscal years. Early application is permitted. The Company expects new guidance will reduce total assets and debt financing on its consolidated balance sheets by amounts currently classified as deferred issuance costs, but does not expect this update to have any other effect on its consolidated financial statements.

Management is currently evaluating the impact, if any, that this update will have on its financial condition and financial position of the Group.

3.	Cash and cash equivalents

Cash and cash equivalents consist of cash balances that are in a credit position held with major financial institutions. As of December 31, 2015, cash and cash equivalent balance amounts to US$17,851,234 (2014: US$1,671,573).

15

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

4.	Restricted cash

Restricted cash consist of cash balances held for specific purpose under the terms of the Group’s lease and financing agreements. As of December 31, 2015, restricted cash balance amounts to US$28,941,513 (2014: nil). All of Group’s restricted cash of US$28,941,513 is pledged as security for the Group obligations under the A and B notes issued. The use of this cash is restricted and held for payments of principal and interest of Class A, B and E notes.

5.	Lessor contributions

As of December 31, 2015, the Group’s lessor contributions amount to US$7,561,532 (2014: US$7,074,992). During 2015, US$2,224,147 (2014: US$7,520,890) was set up as new lessor contributions and amortization of US$1,737,607 (2014: US$445,898) was charged to the Consolidated Statement of Operations.

6.	Property and equipment, net

Property and equipment consisted of the following at December 31, 2015 and 2014:

Flight Equipment	2015 US$		2014 US$ (Unaudited)
Cost	188,282,710	*	58,507,421
Accumulated depreciation	(5,799,510)		(679,375)
Total property and equipment	182,483,200		57,828,046

*Cost includes US$101,011,236 transferred from Interest in Aircraft.

Depreciation expense for the year amounted to $5,120,135 (2014: $679,375).

In 2014, the Group purchased one Airbus A320-200 aircraft (MSN 1422), two Boeing 737-400 freighter aircraft (MSN 25372 and MSN 24231) and two Boeing B737-800 aircraft (MSN 28674 and MSN 28576). These aircraft are placed on lease to various airlines worldwide.

In 2015, the Group purchased one Airbus A320-200 aircraft (MSN 986), three Boeing 737-300 freighter aircraft (MSN 28200, MSN 27459 and MSN 27460). As discussed in Note 1, KII purchased the entire E-notes of Diamond Head. Diamond Head, a consolidated VIE, acquired 30 various aircraft, five of those aircraft are classified under property and equipment at December 31, 2015, the remainder are classified as Interest in Aircraft, see Note 7. These aircraft are placed on lease to various airlines worldwide except for MSN 27460.

At December 31, 2015 the Group owned 14 aircraft held for operating lease (2014: five).

The estimated useful lives of the aircraft ranges from 2 years to 7 years. The aircraft are depreciated on a straight line basis to an estimated residual value.

16

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

6.	Property and equipment, net (continued)

No events or changes in circumstances have occurred that indicate the carrying amount of an aircraft may not be recoverable. Accordingly, no impairment charges have been incurred as of December 31, 2015 (2014: nil).

The Company has defined a threshold of 10% for determining whether the undiscounted cash flows substantially exceed the carrying value of the aircraft. All of the aircraft held by the Company exceeded this 10% threshold on December 31, 2015. The aggregated carrying value of the aircraft on December 31, 2015 amounted to US$182 million (2014: US$58 million).

Aircraft held by Diamond Head are pledged as security for the Group’s obligations under the Class A and B notes.

7.	Interest in aircraft, net

Interest in aircraft consisted of the following at December 31, 2015 and 2014:

	2015 US$	2014 US$ (Unaudited)
Cost	365,822,522	-
Transfer to aircraft and intangible	(95,791,467)
Accumulated amortization	(23,002,633)	-
	247,028,422	-

During the year ended 31 December 2015 the Group entered into a Purchase Agreement with another lessor to acquire a portfolio of 30 aircraft.  Under the terms of the purchase agreement, the Group is required to place US$354.12 million in an escrow account as consideration for the aircraft and from the economic closing date is entitled to a beneficial interest in the 30 aircraft. The other lessor is obligated to transfer the 30 aircraft to the Group on various dates to be agreed from the purchase agreement date onwards, but not later than April 25, 2016. The final payment for each aircraft is release from the escrow account to the other lessor on the respect closing date.

If the other Lessor is unable to transfer any aircraft before the end of this period for any reason other than the destruction of, or substantial damage to, the aircraft, then the other lessor must use reasonable efforts to designate a substitute aircraft for the aircraft which is not transferred before April 24, 2016. A substitute aircraft, individually or in the aggregate with other substitute aircraft, must be reasonably acceptable to the Group and must meet certain conditions.

In the period from the purchase agreement date to each Closing Date, the beneficial interest in the Aircraft that the Group has acquired through the terms of the purchase agreement, entitles the Group to receive an amount equal to the rental income (base rent and additional rent) from the lease arrangements entered into in respect of the Aircraft, net of amortisation. The Interest in Aircraft is amortised to an estimated residual value over its expected useful economic life. The Group has also assumed a liability to pay all maintenance and other payments due under the lease arrangements. The effect of the purchase agreement is that as at the Closing Date of each aircraft the Group will be in the same position as they would have been had such aircraft been novated on the purchase agreement date.

In the period from the purchase agreement date to each of the closing dates the Group has recognised an Interest in Aircraft (representing the amounts paid to the other Lessors to acquire the beneficial interest in the Aircraft), and a net return on that interest is included as part of Revenue of US$9.7 million.

17

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

7.	Interest in aircraft, net (continued)

Once the Group obtains full ownership of these aircraft (i.e. on novation) the Interest in Aircraft will be transferred to property, plant and equipment as part of the initial cost of each aircraft, the rental income will be recognised gross as part of lease revenue, and the aircraft will be depreciated in accordance with the Group’s existing policies in this regard.

Five of the aircraft were transferred during the period and consequently US$95.7 million was transferred from Interest in Aircraft to Aircraft and Lease intangible liabilities.

25 aircraft were classified as Interest in Aircraft at December 31, 2015. Subsequent to year end 14 aircraft were transferred and have been transferred from Interest in Aircraft to Aircraft.

8.	Intangible assets and liabilities

Intangible assets and liabilities consisted of the following at December 31, 2015 and 2014:

	2015 US$	2014 US$ (Unaudited)
Intangible assets	10,326,882	-
Intangible liabilities	(15,559,004)	-
Net intangible	(5,232,122)	-

The Group recognizes maintenance and lease intangibles in relation to the acquisition of aircraft that were purchased on lease. Lease intangibles represent the value of an acquired lease rentals above or below the market rate for leases of a similar type of aircraft, which is adjusted by the relevant credit risk associated with that lessee. Lease intangibles are amortized on a straight line basis over the remaining life of the lease.

Maintenance intangibles represent the value of the return-condition of the aircraft on lease when compared to the current market value of that aircraft, adjusted for current maintenance condition. Maintenance intangibles are amortized from the period the Group begins to release maintenance advances to revenue to the end of the life of the lease, or at the end of lease, depending upon the maintenance arrangements per the underlying lease contract.

Movements during the year are as follows:

	Lease intangible assets US$	Maintenance intangible assets US$	Lease intangible liabilities US$	Maintenance intangible liabilities US$	Total US$
Cost	10,390,292	-	(9,555,238)	(6,054,823)	(5,219,769)
Accumulated amortization	(63,410)	-	29,638	21,419	(12,353)
	10,326,882	-	(9,525,600)	(6,033,404)	(5,232,122)

18

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

8.	Intangible assets and liabilities (continued)

The amortization of lease intangibles and of maintenance intangibles is recognized in depreciation and amortization. During the period ended December 31, 2015, the amortization of lease intangibles amounted to US$(33,772) and the amortization of maintenance intangibles amounted to US$ 21,419.

9.	Long-term debt

The Group’s long term debt consisted of the following at December 31, 2015:

	Maturity	Interest rate	Loan balance 2015 US$	Accrued interest 2015 US$
Loans payable to BDCA
Long-term debt	Dec 23, 2028	13.00%	153,923,818	15,112,684
Loans payable to KLS
Long-term debt	Jun 27, 2021	13.00%	1,306,272	260,855
PPN	Dec 23, 2028	-	3,250,000	-
Total loans payable to KLS			4,556,272	260,855
Notes in issue – Diamond Head
Class A	July 14, 2028	3.81%	183,038,945	290,648
Class B	July 14, 2028	5.92%	56,501,567	139,396
Total debt in issue - Diamond Head			239,540,512	430,044
			398,020,602	15,803,583

The Group’s long-term debt consisted of the following at December 31, 2014 (Unaudited):

	Maturity	Interest rate	Loan balance 2014 US$	Accrued interest 2014 US$
Loans payable to BDCA
Long-term debt	Dec 23, 2028	13.00%	44,948,818	1,613,068
Loans payable to KLS
Long-term debt	Jun 27, 2021	13.00%	1,306,272	88,681
PPN	Dec 23, 2028	Variable	1,625,000	-
			2,931,272	88,681
			47,880,090	1,701,749

19

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

9.	Long-term debt (continued)

Movements during the year are as follows:

	2015 US$	2014 US$ (Unaudited)
Beginning of the year/period	47,880,090	-
Additions	371,350,000	47,880,090
Repayments	(21,209,488)	-
End of the year/period	398,020,602	47,880,090

Loans payable to BDCA

On June 27, 2014, the Group executed a Loan & Security agreements (the "Agreements") with BDCA (the "Lender"), the majority investor of the ultimate parent company, KAH. The loan was provided to finance aircraft acquisitions. On the basis of these Agreements, the Company may borrow and the Lender may advance one or more loans but the Lender is under no obligation to advance the loan notwithstanding any request by the Company. The loans require monthly payments of interest with any unpaid interest being capitalized to the principal balance. The principal balance of the loans shall be payable monthly in an amount equal to the amount of the Excess Cash Flow of the Borrowers which shall be an amount specified by the Lender and notified to the Borrowers taking into account operating expenses and an agreed reserve amount. In any event, all principal and interest shall be due and payable on December 23, 2028.

The Agreement provides the Lender a continuing first priority security interest and lien upon assets of the Company.

Interest expense of US$13,499,616 was charged during the year ended December 31, 2015 (2014: US$1,613,068). US$15,112,684 (2014: US$1,613,068) remains accrued and unpaid as at December 31, 2015.

Loans amounting to US$108,975,000 were received from BDCA during the year ended December 31, 2015 (2014: US$44,948,818). No repayments were made for 2015 and 2014.

Loans payable to KLS

On June 27, 2014, the Company entered into loan agreement with KLS in the amount of US$1,306,272. This loan has a 7 year term and bears a fixed interest rate of 13%. No repayments were made for 2015 and 2014. Principal will be repaid upon maturity on 2021. Early repayment is permitted at the discretion of the Company.

Interest expense of US$172,174 was charged during the year ended December 31, 2015 (2014: US$88,681). US$260,855 (2014: US$ 88,681) remains accrued and unpaid as at December 31, 2015.

20

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

9.	Long-term debt (continued)

Profit participating note - KLS

In 2014, KLS subscribed for a Profit Participating Notes (“PPN”) issued by the Company totaling US$1,625,000. The term of the PPN is 29 years.

In 2015, KLS subscribed for additional PPN in the Company totaling US$1,625,000.

The PPN does not bear a fixed interest rate. Interest is dependent on the profit of the Company over the life of the PPN. No interest was accrued or paid in 2015 or 2014 due to the losses incurred by the Company.

The principal balance outstanding on the PPN as at December 31, 2015 was US$3,250,000 (2014: US$1,625,000).

Notes in issue – Diamond Head

In July 2015, Diamond Head (incorporated in Cayman Islands and domiciled in Ireland), a consolidated VIE, issued Class A notes and Class B notes in the amounts of US$199.3 million and US$61.5 million, respectively. The notes are listed on the Global Exchange Market of the Irish Stock Exchange. Repayment of principal is dependent upon the cash available at each monthly determination date and is governed by the priority of payments as set out in the Trust Indenture. Class A and B notes bear interest at fixed rates as per the Agreement with 3.81% and 5.92%, respectively. The Notes are amortized on a monthly basis. Final maturity for each of the notes is on July 14, 2028. Early repayment is permitted.

The assets and shares of Diamond Head are pledged as collateral for its obligations under the Notes. Interest expense of US$4,415,674 (2014: nil) was charged during the year, of which US$430,044 (2014: nil) remains accrued and unpaid as at December 31, 2015.

Credit facilities

On July 30, 2015 Diamond Head entered into a revolving liquidity facility agreement to provide additional funds for the payment of certain liabilities, of Diamond Head, if and to the extent that insufficient funds are available in the form of periodic revenues.

Under the terms of the Credit Facility Agreement, Royal Bank of Canada has provided a credit facility to Diamond Head of up to US$8.4 million which may be drawn upon, subject to certain conditions, to pay interest on the Class A and B Notes. Upon each drawing under the Credit Facility, Diamond Head will be required to reimburse the Credit Facility Provider for the amount of such drawing in accordance with the priority of payments specified in the Trust Indenture.

21

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

9.	Long-term debt (continued)

Below is the contractual maturity table of the loans for December 31, 2015.

	Principal US$	Interest US$	Total US$
Year ended 31 December
2016	36,261,420	29,785,030	66,046,450
2017	36,261,420	28,223,011	64,484,431
2018	36,261,420	26,660,992	62,922,412
2019	34,290,367	25,120,199	59,410,566
Thereafter	254,945,975	188,264,088	443,210,063

Total	398,020,602	298,053,320	696,073,922

At December 31, 2015 and 2014 the Company was in compliance with the covenants in its debt facilities. The Company’s debt facilities contain customary covenants and events of default; included within certain debt facilities are covenants that limit the ability of the Company to incur additional indebtedness and create liens, covenants that limit the ability of the Company to consolidate, merge or dispose of all or substantially all of its assets and enter into transactions with affiliates and covenants that limit the ability of the Company to pay dividends.

Breakdown of interest expense for December 31, 2015 and 2014 are as follows:

	2015 US$	2014 US$ (Unaudited)
Interest expense on:
BDCA loans	13,499,616	1,613,068
KLS loans	172,174	88,681
Notes in issue	4,415,674	-
Amortization of deferred financing costs and discounts	12,336	-
	18,099,800	1,701,749

22

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

10.	Other liabilities

Breakdown of other liabilities for December 31, 2015 and 2014 are as follows:

	2015 US$	2014 US$ (Unaudited)
Accounts payable	664,328	22,958
Amounts payable to Ridgeline (i)	786,424	826,382
	1,450,752	849,340

(i) The Company holds an 85% interest in MSN 25372 Trust and the remaining 15% interest is held by Ridgeline Holdings LLC ("Ridgeline"). This trust holds one aircraft, MSN 25372. Under the trust agreement, Ridgeline is entitled to a 15% share of all monies received by the trust estate. Therefore there is an obligation to provide a return to Ridgeline and thus, represents a liability to the Group.

The Group recognized the 15% as a liability payable to Ridgeline. The distributions to Ridgeline are treated as an expense in the Consolidated Statement of Operations. As of December 31, 2015, the amount payable to Ridgeline was US$786,424 (2014: US$826,382). Payments of US$250,500 (2014: US$922,075) were made during the year.

11.	Variable interest entities

During the year ended December 31, 2015, the Company assisted in the incorporation and ongoing management of Diamond Head, see Note 1. Diamond Head is primarily engaged in the business of leasing passenger aircraft on behalf of the Group. We determined that the Company, through its wholly owned subsidiary KII, was the primary beneficiary of Diamond Head and consolidated the activities in the financial statements.

As of December 31, 2015, the assets of Diamond Head consisted of five aircraft with a net book value of approximately US$100 million and an interest in 25 aircraft with a net book value of approximately US$247 million. As of December 31, 2015 liabilities of Diamond Head related to long-term debt and current maturities of long-term debt to finance the aircraft purchases are approximately US$240 million.

23

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

11.	Variable interest entities (continued)

Total revenue from Diamond Head was US$10 million in 2015. Related expenses consisted primarily of depreciation expense of US$535 thousand and interest expense of US$4 million.

The Group is required to consolidate our interests in these entities because we are deemed to be the primary beneficiary and have the power to direct the activities of the entity that most significantly affect economic performance and the obligation to absorb losses and rights to receive benefits that could potentially be significant to the entity. The obligations of Diamond Head can be settled from the assets of Diamond Head. Contractually the cash flows from these aircraft must first be used to pay third-party debt holders as well as other expenses of Diamond Head. Excess cash flows are available to the Group.

The carrying value of assets as at December 31, 2015 that were not available to VIE entities were as follows:

	Total US$	Available to VIE US$	Not available to VIE US$

Cash and cash equivalents	17,851,234	-	17,851,234
Restricted cash	28,941,513	28,941,513	-
Property and equipment, net	182,483,200	100,488,318	81,994,882
Interest in aircraft, net	247,028,422	247,028,422	-
Other assets	12,292,318	1,758,019	10,534,299

	488,596,687	378,216,272	110,380,415

At December 31, 2015 and December 31, 2014, the Company’s maximum exposure to losses in its consolidated VIEs was US$89 million and US$nil, respectively.

24

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

12.	Contractual lease receivables

Minimum future rental income on non-cancellable operating leases as of December 31, 2015 are shown below.

Year ended December 31	2015 US$
2016	65,325,888
2017	59,471,888
2018	53,576,888
2019	42,460,129
Thereafter	44,156,475
264,991,268

Minimum future rental income assumes no extension or termination options are exercised on any leases. Contingent rentals of US$3,650,819 were recognized during the year (2014: US$344,880).

13.	Management fees

Pursuant to the Management Agreement entered into between the Group and KAGL, KAGL provides the Group with Management services as defined in the Management Agreement. As compensation for the services, KAGL earns management fee US$1,000,000 per year.

For the year ended December 31, 2015, the Group incurred US$ 1,000,000 of management fees to KAGL (2014: US$217,884). Management fees expense is included within Selling, General and Administrative expenses in the consolidated statement of operations. US$83,333 of these management fees were prepaid during the year ended December 31, 2015 (2014: US$83,333).

25

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

14.	Fair value measurements

The Group had no assets or liabilities that are measured at fair value at December 31, 2015 or December 31, 2014. The financial assets and liabilities of the Group that are not required to be measured at fair value are summarized below with fair values shown according to the fair value hierarchy.

The carrying values of cash and cash equivalents, other receivables, restricted cash, loans to related party, due from/to related parties, lease security deposits, and amounts payable to Ridgeline are considered reasonable estimates of their fair values.

December 31, 2015	Carrying Value US$	Fair Value US$	Quoted Prices (Level 1) US$	Significant Other Observable Inputs (Level 2) US$	Significant Unobservable Inputs (Level 3) US$
Assets
Cash and cash equivalents	17,851,234	17,851,234	17,851,234	-	-
Other receivables	2,175,907	2,175,907	-	2,175,907	-
Restricted cash	28,941,513	28,941,513	28,941,513	-	-
Due from related parties	740,433	740,433	-	740,433	-
Loans to related parties	1,000,000	1,000,000	-	1,000,000	-
Liabilities
Other liabilities	1,450,752	1,450,752	-	1,450,752	-
Lease security deposits	5,058,000	5,058,000	5,058,000	-	-
Due to related parties	477,895	477,895	-	477,895	-

December 31, 2014 (Unaudited)	Carrying Value US$	Fair Value US$	Quoted prices (Level 1) US$	Significant Other Observable Inputs (level 2) US$	Significant unobservable Inputs (Level 3) US$
Assets
Cash and cash equivalents	1,671,573	1,671,573	1,671,573	-	-
Other receivables	1,169,263	1,169,263	-	1,169,263	-
Due from related parties	313,417	313,417	-	313,417	-
Loans to related parties	1,000,000	1,000,000	-	1,000,000	-
Liabilities
Other liabilities	849,340	849,340	-	849,340	-
Lease security deposits	2,345,000	2,345,000	2,345,000	-	-
Due to related parties	951,561	951,561	-	951,561	-

26

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

15.	Concentration of risk

Interest rate risk

The Group may be exposed to interest rate risk arising from its debt financing. Changes, both increases and decreases, in the cost of borrowing, directly impact the Group’s net income. Currently, the Group uses fixed rate debt to finance its investments. This mitigates the Group's exposure to changes to interest rate risk.

Currency risk

The Group attempts to minimize currency and exchange risks by entering into lease agreements and debt agreements with US Dollar as the designated payment currency. Most of the revenue and expenses are therefore denominated in US$ thus reducing currency risk.

Counterparty credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group’s credit risk arises principally in relation to the collection of rental payments under its operating leases. The effective monitoring and controlling of customer credit risk is a competency of the Treasury and Risk team. Creditworthiness of each new customer is assessed and the Group seeks security deposits in the form of cash or letters of credit to mitigate overall financial exposure to its lessees. The assessment process takes into account qualitative and quantitative information about the customer such as business activities, senior management team, financial fitness, resources and performance, and business risks, to the extent that this information is publicly available or otherwise disclosed to the Group.

The Group holds significant cash balances which are invested on a short-term basis and are classified as cash and cash equivalents. These deposits and other financial instruments give rise to credit risk on amounts due from counterparties. Credit risk is managed by limiting the aggregate amount and duration of exposure to any one counterparty. The value of trade and other receivables are highly dependent upon the financial strength of the airline industry. Defaults by one or more of the Group's major customers could have a material adverse effect on the Group’s cash flow and earnings and its ability to meet its obligations.

Exposure to credit risk

Below is the exposure to credit risk for December 31, 2015 and 2014:

	2015 US$	2014 US$ (Unaudited)
Cash and cash equivalents	17,851,234	1,671,573
Other receivables	2,175,907	1,169,263
Restricted cash	28,941,513	-
Due from related parties	740,433	313,417
Loans to related parties	1,000,000	1,000,000
	50,709,087	4,154,253

The Group’s top 5 customers account for 60% (2014: 100%) of total revenue. The Group’s most significant customer is based in Asia and accounts for 20% (2014: based in Europe accounts for 40%) of revenue.

27

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

15.	Concentration of risk (continued)

Geographical and credit risks

As of December 31, 2015, all of the Group's lease rental income was generated by leasing aircraft to foreign and domestic US airlines.

Over 65% (2014: 51%) of the aircraft are operated internationally. The following table sets forth the regional concentration of the Group's aircraft and interest in aircraft portfolio based on net book value as of December 31, 2015 and 2014:

	December 31, 2015		December 31, 2014 (Unaudited)
Region	Net Book Value US$	% of Total US$	Net Book Value US$	% of Total US$
Europe	146,714,362	34.16%	28,274,807	48.87%
U.S.	156,347,832	36.40%	-	-
Asia	126,449,428	29.44%	29,581,805	51.13%
	429,511,622	100.00%	57,856,612	100.00%

At December 31, 2015, the Group leased aircraft to customers in the following regions:

	December 31, 2015		December 31, 2014 (Unaudited)
Region	Number of Customers	% of Total	Number of Customers	% of Total
Europe	10	47.62%	3	60.00%
U.S.	5	23.81%	-	-
Asia	6	28.57%	2	40.00%
	21	100.00%	5	100.00%

The following table sets forth the dollar amount and percentage of the Group's lease rental income and net return on interest in aircraft attributable to the indicated regions based on each airline's principal place of business:

	December 31, 2015		December 31, 2014 (Unaudited)
Region	Amount of Lease Rental Income and Net return on Interest in Aircraft US$	% of Total	Amount of Lease Rental Income US$	% of Total
Europe	7,321,136	34.06%	1,754,327	84.03%
U.S.	5,977,170	27.81%	-	-
Asia	8,195,575	38.13%	333,323	15.97%
	21,493,881	100.00%	2,087,650	100.00%

28

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

16.	Share capital

	Number of shares	Par value 2015 EUR	2014 EUR (Unaudited)
Authorised
1,000,000 ordinary shares of EUR 1 each	1,000,000	1,000,000	1,000,000

Allotted and called up
100 ordinary shares of EUR 1 each	100	100	100

	Number of shares	Par value 2015 USD	2014 USD (Unaudited)
Allotted and called up
100 ordinary shares of EUR 1 each	100	137	137

All equity is attributable to the holder of the ordinary shares in the Company. The holder of the ordinary shares is entitled to receive dividends as declared from time to time. The sole shareholder has all powers and full voting rights as permitted under Company Law.

17.	Income taxes

Income tax expense consists of the following:

	2015 US$	2014 US$ (Unaudited)
(a) Income tax expense
Current tax expense/(credit)	-	-
Deferred tax expense/(credit)	-	-
	-	-

	2015 US$	2014 US$ (Unaudited)
(b) Reconciliation of effective tax rate
Net loss before income taxes	(2,405,860)	(392,526)

Income tax benefit at 25 percent	(601,465)	(98,132)
Valuation allowance	601,465	98,132
Reported amount of income tax benefit	-	-

29

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

17.	Income taxes (continued)

(c) Circumstances affecting current and future tax charges

To the extent losses are incurred in the future, these can be carried forward. Each of the Group companies is resident in Ireland for income tax purposes and is subject to Section 110 of the Taxes Consolidation Act, 1997. Accordingly, each of the Group companies is subject to a 25 percent statutory income tax rate.

(d) Deferred tax

Deferred tax represents the amount of tax recoverable in respect of tax losses available in the current year which are available for carry forward against future taxable profits and temporary differences principally for an excess of capital allowances over accounting depreciation.

The reconciliation of deferred tax assets and liabilities for the year is as follows:

	2015 US$	2014 US$ (Unaudited)
Deferred tax assets
Operating losses carry forward	3,053,772	905,082
Valuation allowance	(699,597)	(98,132)
Total deferred tax assets	2,354,175	806,950

	2015 US$	2014 US$ (Unaudited)
Deferred tax liabilities
Property and equipment and Interest in aircraft	(2,354,175)	(806,950)
Total deferred tax liabilities	(2,354,175)	(806,950)

30

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

17.	Income taxes (continued)

When deferred tax assets and deferred tax liabilities relate to the same taxable entity, all current amounts are offset and presented as a single current amount and all noncurrent amounts are offset and presented as a single noncurrent amount on the consolidated balance sheet.

When determining the amount of valuation allowance recorded, management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Certain Irish entities have a history of losses and have a limited ability to generate future profits, and as a result deferred tax assets of such entities have been offset with a valuation allowance, to the extent not supported by reversing taxable temporary differences.

Deferred tax benefits of Irish operating losses carry forwards amounting to US$1,547,225 (2014: US$806,950) were recognized during the year. At the end of the year, the Group had unrecognized deferred tax assets of US$699,597 (2014: US$98,132). These deferred tax assets are not recognized by the Group on the basis that it is more likely than not that there will not be sufficient taxable profits going forward to obtain the benefit of these tax losses.

At December 31, 2015, the Group had approximately US$12,255,431 of Irish net operating loss (NOLs) carry forwards (2014: US$3,620,325). The Company is allowed to carry-forward its Irish NOLs for an indefinite period to be offset against income of the same trade under current tax rules in Ireland.

The Company files income tax returns in Ireland. The Company is not under examination in any jurisdiction as of December 31, 2015. The periods from 2014 onwards remain open to examination by all the relevant tax authorities.

The Company has not recorded an unrecognized tax benefit in any of the reporting periods presented.

18.	Related party transactions

Related parties relationships are determined with reference to ASC 850, Related Party Disclosures. Balances as at December 31, 2015 and 2014 and transactions for the year ended December 31, 2015 and 2014 with related parties of the Group are as follows:

Loans and receivables

In 2014, the Company advanced a loan of US$8,800,000 to Kahala Aviation US Inc. (“KAU”) in 2014. KAU is a related party as it is a subsidiary of the Companies ultimate parent, KAH. KAU repaid US$7,800,000 of the loan to the Company in 2014. The principal amount outstanding on the loan as at December 31, 2015 and 2014 is US$1,000,000. All principal and accrued interest shall be due and payable on December 23, 2028. This bears a fixed interest rate of 13%.

Interest income of US$154,797 was recognized during the year ended December 31, 2015 (2014: US$105,166). US$259,963 (2014: US$ 105,166) remains accrued and receivable as at December 31, 2015.

31

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

18.	Related party transactions (continued)

Profit participating note

In 2014, KLS subscribed for a Profit Participating Notes (“PPN”) issued by the Company totaling US$1,625,000. The term of the PPN is 29 years.

In 2015, KLS subscribed for additional PPN in the Company totaling US$1,625,000.

The PPN does not bear a fixed interest rate. Interest is dependent on the profit of the Company over the life of the PPN. No interest was accrued or paid in 2015 or 2014 due to the losses incurred by the Company.

The principal balance outstanding on the PPN as at December 31, 2015 was US$3,250,000 (2014: US$1,625,000).

Long-term debt

As outlined in Note 9, the Company received debt financing from BDCA, the majority investor in its ultimate parent company, KAH, to fund the purchase of aircraft.

The principal amount outstanding under this agreement was US$153,923,818 (2014: US$44,948,818) as at December 31, 2015. Interest expense of US$13,499,616 was charged during the year ended December 31, 2015 (2014: US$1,613,068). US$15,112,684 (2014: US$1,613,068) remains accrued and unpaid as at December 31, 2015.

Loans amounting to US$108,975,000 were received from BDCA during the year ended December 31, 2015 (2014: US$44,948,818). No repayments were made for 2015 and 2014. The loan will mature on December 23, 2028 and bears a fixed interest rate of 13%.

Also as discussed in Note 9, the Company entered to a Loan Agreement with KLS. The principal amount outstanding under this agreement was US$1,306,272 (2014: US$1,306,272).The loan will mature June 27, 2021 and bears a fixed interest rate of 13%.

Interest expense of US$172,174 was charged during the year ended December 31, 2015 (2014: US$88,681). US$260,855 (2014: US$ 88,681) remains accrued and unpaid as at December 31, 2015.

32

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

18.	Related party transactions (continued)

	Nature of Relationship	2015 US$	2014 US$ (Unaudited)
Related party balances
Assets
Due from related parties:
KAH	Ultimate parent	3,035	-
Kahala US 28200 LLC	Group company	317,241	-
KLS	Immediate parent	100,000	-
Kahala US 25372 LLC	Group company	313,417	313,417
KAU	Group company	3,035	-
KAGL	Manager	3,705	-
		740,433	313,417
Loans to related party	Group company	1,000,000	1,000,000

Liabilities
Due to related parties:
Kahala US Opco LLC	Group company	477,895	313,049
Kahala US 28200 LLC	Group company	-	502,365
KAGL	Manager	-	136,147
		477,895	951,561
PPN	Immediate parent	3,250,000	1,625,000
Loans payable to BDCA	Ultimate shareholder	153,923,818	44,948,818
Loans payable to KLS	Immediate parent	1,306,272	1,306,272

	Account	Related Party	2015 US$	2014 US$ (Unaudited)
Related party transactions
Loan interest expense	Interest expense	BDCA	13,499,616	1,613,068
Loan interest income	Interest income	KAU	154,797	105,166
Management fees	Administrative expenses	KAGL	1,000,000	217,884
Directors' fees	Administrative expenses	Directors	118,219	16,341

33

Kahala Ireland Opco Limited

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2015

(stated in US Dollars)

19.	Commitments and contingencies

Claims, suits and complaints may arise in the ordinary course of our business. Currently, we are not aware of any such claims or contingent liabilities which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements.

Obligations for contingencies are recognized where such items are probable and amounts are reasonably estimable.

20.	Subsequent events

The Group has evaluated all events or transactions that occurred from the balance sheet date through March 9, 2016, the date the consolidated financial statements were available to be issued, and determined there are no items requiring disclosure or adjustment.

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